Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-208053 and 333-283124) of Community Trust Bancorp, Inc. of our report dated June 27, 2025, relating to the financial statements and supplemental schedule of Community Trust Bancorp, Inc. Savings Plan which appear in this Form 11-K for the year ended December 31, 2024.
/s/ BDO USA, P.C.
Grand Rapids, Michigan
June 27, 2025